Exhibit 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS ([***]).
WHEY SUPPLY AGREEMENT

BETWEEN THE UNDERSIGNED:

Eurosérum SAS

A simplified joint stock company, with capital of €18,560,928, headquartered at Port Sur Saone (70170) Route de Luxeuil les bains, registered at the Commercial and Corporate Registry of Vesoul-Gray under number B 400 869 277,
Represented by Mr. Yves Rambaux, President.
Hereinafter referred to as “Eurosérum”

SODIAAL UNION

An agricultural cooperative company with variable capital, registered under no. N 2245, headquartered at Paris (75014) 170 bis, boulevard du Montparnasse, registered at the Commercial and Corporate Registry of Paris under number D 351 572 888,
Represented by Mr. François Iches, President,
Hereinafter referred to as “Sodiaal”

On the one hand,

SHENGYUAN NUTRITIONAL FOOD CO., LTD

With its headquarters at Jiaonan Seashore Industry Zone, Qingdao, CHINA,
Represented by Mr. Li Ke, duly authorized,
Hereinafter referred to as “Synutra”,

AND

SYNUTRA FRANCE INTERNATIONAL SAS

A simplified joint stock company with capital of €5,000, headquartered at Annecy (74000), 1 rue Jean Jaurès, registered at the Commercial and Corporate Registry of Annecy under number 751 779 422,
Represented by Mr. Christian Mazuray, President.
Hereinafter referred to as “Synutra France”

On the other,

Synutra France and Eurosérum are hereinafter jointly referred to as the “Parties”.

Sodiaal and Synutra are entering into this agreement for the purposes of Article 15 herein.

WHEREAS:

A.	Synutra is a leader in the production and distribution of milk-based products for infants in China.

B.	Sodiaal is the leading dairy cooperative in France. It holds an indirect share in the capital of Eurosérum, a world leader in demineralized whey powders.

C.
Together with this agreement, Synutra and Sodiaal are concomitantly signing a partnership framework agreement establishing the main terms and conditions of their industrial and commercial partnership and stipulating the commitments and obligations of each of the Parties, one of which is Eurosérum.

D.
Synutra France will construct and operate a new powdered milk and whey drying unit at the Carhaix site located in Brittany (the “Site”), designed to manufacture the demineralized fat-enriched powdered whey and milk to meet the needs of Synutra, using the raw material sold by Sodiaal and its subsidiaries to Synutra France.

E.	The purpose of this agreement is the supply of whey by Eurosérum to Synutra France at the Site.

ARTICLE 1.	DEFINITIONS

When used in this Agreement or in regard to its execution, the following terms shall have the meaning given below:
“Party”:	refers to Eurosérum or Synutra France

“Parties”:	refers to Eurosérum and Synutra France

“Whey”:	refers to the pre-concentrated 70% demineralized whey sold to Synutra France by Eurosérum

“Contract Specifications”:	refers to all of the technical and functional specifications of the Whey included in Appendix 1. These contract specifications may be modified by mutual agreement of the Parties.

“Price of Whey”:	refers to the sales price of the 70% demineralized concentrated whey material, calculated pursuant to Appendix 5.

“Quotes”:	refers to the ATLA (Association de la Transformation Laitière) quotes for whey powder.

“Whey Powder”:	refers to the D70-24% fat-enriched whey powder manufactured by Synutra France at the Site.

“Annual Quantity
Commitment”:	refers to the minimum annual commitment for deliveries of Whey by Eurosérum to Synutra France for the manufacture of fat-enriched Whey Powder.

“Framework Agreement”	refers to the agreement entitled “Partnership Framework Agreement” concomitantly signed with this agreement between Synutra and Sodiaal.

“Site”	refers to the manufacturing site stipulated in the Framework Agreement.

ARTICLE 2.	SYNUTRA FRANCE

Synutra France shall be majority-held and controlled by Synutra. As of this date, Synutra France's capital is wholly-held by Synutra.

ARTICLE 3.	PURPOSE

The purpose of this agreement is to define the terms and conditions for the sales of Whey by Eurosérum to Synutra France, originating in areas defined in Article 5 of this agreement, to supply Synutra France with the raw material necessary for its drying Site.

For the term of this agreement, Eurosérum commits to using its best efforts to ensure the supply of Whey to the Site, in the quality and quantities stipulated in the agreement, starting from the time Synutra France’s drying site is operational.

Synutra France commits to purchasing Whey from Eurosérum and paying its price, pursuant to the terms and conditions defined hereinafter. Synutra France commits to using its best efforts to ensure the manufacture of Whey Powder pursuant to the terms and conditions defined elsewhere between Eurosérum and Synutra France.

ARTICLE 4.	ANNUAL QUANTITY COMMITMENT

For the duration of this agreement, Eurosérum commits to sell to Synutra France, who agrees to purchase, for its own needs at the Synutra group’s infant milk manufacturing facilities located in China, and, if applicable, outside of the European Union (“Synutra’s Needs”), an amount of Whey under its Annual Quantity Commitment of 24,000 tons of 70% demineralized pre-concentrated dry whey extract, requiring the exploitation of approximately 27,000 tons of dried extract of liquid Whey.

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Scheduling:

For the purposes of executing this agreement, the parties will establish a scheduling procedure as detailed in Article 9 and Appendix 2 of this agreement. It is specified that unless otherwise agreed by the parties, deliveries shall be made on the basis of 2,000 tons per month.

The monthly breakdown of the Annual Quantity Commitment shall be carried out pursuant to the scheduling procedure stipulated in the annual estimated budget.

The parties agree, however, that the monthly schedule may vary by 10% more or less in relation to the annual estimated budget.

ARTICLE 5.	WHEY ORIGIN

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Eurosérum shall allow Synutra France to conduct on-site inspections, accompanied by Eurosérum workers.

ARTICLE 6.	TRACEABILITY

Eurosérum shall send (i) a weekly list of cheese manufacturers supplying the Whey and (ii) once a year, for the cheese manufacturers in the group, the list of the farms that supplied them.

The Whey supplied by Eurosérum shall comply in every respect with the regulations in effect on the date in question.

In case of a report of health problems by the competent authorities (BSE, tuberculosis, brucellosis, chemical contamination, etc.), the parties shall notify each other as soon as possible and shall together define what measures are to be taken.

ARTICLE 7.	WHEY CONTRACT SPECIFICATIONS

The pre-concentrated 70% demineralized Whey delivered by Eurosérum shall meet the Contract Specifications given in Appendix 1.

ARTICLE 8.	NON-COMPLIANT WHEY—TECHNICAL ARBITRATION

Eurosérum commits to ensuring that checks are carried out on the Product before shipping to ensure its compliance with the Contract Specifications.

The Contract Specifications stipulate the acceptable tolerance thresholds.

Synutra France commits to checking the compliance of the Whey upon its arrival at its sites with basic tests.

Any non-compliance must be indicated by Synutra France to Eurosérum by telephone and confirmed by email within 3 hours of receipt to the correspondents, the list of which will be notified by Eurosérum to Synutra.

For complex physical, chemical and bacteriological analyses, Synutra France must indicate the non-compliance to Eurosérum within two business days of receipt of the Whey.

When the Whey has been rejected by Synutra France for critical defects, contested by Eurosérum, a mixed technical board, comprised of a representative from each Party, will present the causes and specify the responsibilities.

This board will carry out any on-site inspection necessary to understand and resolve the reported defects.

In case of disagreement, an expert approved by both parties shall be called in to determine the origin of the anomaly as soon as possible. Failing agreement by the parties on the name of the expert, such expert shall be designated by the Chief Judge of the Paris Commercial Court, ruling during adversarial summary proceedings instituted by the originating Party.

If such expert cannot make a determination, the cost of such non-compliance and the cost of the expert investigator work will be distributed equally among the two Parties.

The Parties will decide by mutual agreement whether the non-compliant Product will be destroyed or returned to Eurosérum,

All non-compliant Whey will be made the subject of a credit note if the amount has already been billed by Eurosérum, who, in addition, will pay the fees for the expert investigator, and for the destruction or return of the Whey, as long as it is acknowledged as responsible for the non-compliance.

ARTICLE 9.	SCHEDULING

General payment system and distribution of volumes sold to Synutra France

For Eurosérum to properly provide supplies meeting the needs of Synutra France, there must be strict cooperation in matters of estimation, planning and scheduling.

The monthly budget for Whey needs shall be presented and sent to Synutra France to Eurosérum by October 15th of year N at the latest for year N+1, pursuant to the terms described in Appendix 2.

On the 15th of month m–1, Synutra France will communicate to Eurosérum its monthly anticipated needs for Whey, to be supplied in months m, m+1, m+2, pursuant to the terms described in Appendix 2.

The acceptable quantitative variation in relation to the initial budget is +/-10% per month.

Each Thursday of the week, Eurosérum will send Synutra France the following week’s daily available volumes and delivery schedules.

When technical shutdowns are to take place at Synutra France’s facilities, the Parties will come to a mutual agreement regarding the most suitable periods and the schedule modifications to be made.

ARTICLE 10.	DELIVERY—TRANSFER OF RISK

10.1	Transport

Eurosérum shall ensure delivery to the Site belonging to Synutra France, who commits to receiving the Whey seven days a week. Synutra France commits to ensuring that the Site will have sufficient reception and storage capacities to guarantee that the Whey delivered within the normal time frames and conditions can be accepted.

10.2 Transfer of Risks

The transfer of Whey risks from Eurosérum to Synutra France shall take place after completion of the following successive operations:
-	The Site will carry out analyses on criteria giving immediate results before emptying the delivery truck or vat if the demineralization facility is contiguous to the drying site.
-	if the results of these analyses are compliant with the Contract Specifications, then the risks associated with the Whey are deemed transferred to Synutra France;
-	and in each case (except for hidden defects), if Synutra France’s on-site representative authorizes the opening of the truck drain or the vat drain.

It is specified that the Site will be held responsible for the decanting process.

10.3	Transfer of Ownership

The transfer of ownership shall take place upon completion of the collection truck or vat unloading process.

ARTICLE 11.	QUANTITIES BILLED—MATERIAL ACCOUNTING

The invoicing of quantities delivered shall take place depending on the quantities measured out according to the Materials Accounting Procedure attached as Appendix 3.

ARTICLE 12.	PRICE OF WHEY

See Appendix 4: CALCULATION PROCEDURE FOR 70% DEMINERALIZED CONCENTRATED WHEY PRICES

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ARTICLE 13.	INVOICING—SETTLEMENT

A monthly bill shall be issued by Eurosérum in compliance with the Material Accounting and calculated price setting procedures.

An example calculation for the Price of Whey is attached as Appendix 4 to the agreement.

Invoices shall be payable within 30 days by bank transfer.

In case of disputes not amicably settled, and if the Whey is used, the amounts will be settled at 80% of the values proposed by Eurosérum, until a final agreement is reached.

ARTICLE 14.	GUARANTEED SUPPLY AND CONTRACTUAL INDEMNITIES

If Eurosérum does not deliver the Annual Quantity Commitment (up to 24,000 T) according to the provisions herein, Eurosérum commits to indemnify Synutra France for the damage Synutra France may incur as a result. The damages shall be equal to (i) any potential additional supply cost overruns and (ii) if supply is impossible, the costs of underactivity at the Site, limited to the structural costs of the quantities not supplied. In case of a shortage of Whey (lower production due to climate conditions) not resulting from force majeure as defined in Article 17 of this agreement, Eurosérum shall use its best efforts so that the drop in Whey deliveries to Synutra France is in proportion to the lower production of Whey in the cheese plants in the Collection Area, as stipulated in Article 5 of this agreement, that supply Eurosérum.

If Synutra France does not purchase the Annual Quantity Commitment (up to 24,000 T) according to the provisions herein, Synutra France commits to indemnify Eurosérum for the damage it may incur as a result. The damages shall be equal to (i) the loss of profit margin and (ii) the structural costs for the quantities of Whey for the month in question (on the basis of an annual quantity of 24,000 tons), both as defined in Appendix 4 to this agreement.

In both cases, the Parties will convene to determine the amount of indemnification. In case of disagreements persisting beyond the invoking of the provisions of Articles 18 and 19, the provisions of Article 24 shall be applied.

ARTICLE 15.	GUARANTY—RESPONSIBILITY

Each Party, in its capacity as a professional, guarantees to the other the proper discharge of all of its obligations under the terms of the agreement.

Synutra shall also guarantee the proper discharge of this obligation by its subsidiary Synutra France and that Synutra France will complete all of its obligations and commitments under this agreement and any additional agreement that may be entered into in application of this agreement.

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Each Party shall be held responsible for damages caused by it and/or persons acting on its behalf and/or third parties, towards the other Party, through its/their negligence or failure, and/or failure to perform its obligations under the agreement.

If the liability of either party should be engaged toward the other for breach of an obligation under the agreement or under general civil liability, it must compensate the injured party for the costs incurred by it due to its failure (including management fees, removal and disposal, analysis costs, expert investigator costs, logistical cost overruns, possible compensation), upon duly established proof of loss.

Synutra France commits to take out and maintain a credit insurance policy for the duration of the Agreement from a company recognized in France, at a level at least equivalent to the outstanding invoices issued by Eurosérum under the agreement.

ARTICLE 16.	DURATION

The agreement shall take effect as of the operational start-up of the Site, i.e., on or before 2 January 2015, and until 31 December 2024.

The Parties commit to meeting at least twenty-four months before the expiry date of this agreement, i.e., on or before 31 December 2022, so as to negotiate the terms and conditions of a potential new agreement.

Either Party must inform the other Party, by certified mail with delivery confirmation, postmarked at least twelve months before the expiration date of this agreement, of its decision not to enter into a new agreement when this agreement expires, that is, on or before 31 December 2023.

Termination of the agreement through its expiration, following notification as indicated in the paragraph above, will not entitle either of the Parties to any compensation.

ARTICLE 17.	FORCE MAJEURE

If, after the occurrence of a case of force majeure, Synutra France is obliged to totally interrupt its Whey supply intake, the execution of this agreement shall be suspended for the duration of such event.

Similarly, if after the occurrence of a case of force majeure, Eurosérum is obliged to totally interrupt its supply of Whey to Synutra France, the execution of this agreement shall be suspended for so long as it is incapable of providing such supply.

In case of partial disturbances (non-delivery of agreed upon volumes, etc.) connected to the force majeure, the Parties will jointly seek solutions permitting the agreement’s economy to be preserved.

For the application of this clause, the parties agree that in addition to those resulting from the law and jurisprudence, the following events are also regarded as cases of force majeure as soon as they render this Party unable to perform its obligations:

•	war, riot or revolution, strikes or social disturbances not imputable to the parties, transportation strikes, transportation stoppages in particular as a result of weather conditions;
•	explosions or sabotage, accidents or events preventing the operational commissioning of the Site not resulting from negligence or failure by the company or one of its employees.

The party that suffers a loss from such event constituting a force majeure shall notify the other party, without delay, of the occurrence of such event.

The personnel or persons acting on behalf of the Party invoking force majeure must not have had any part in provoking the occurrence of such events.

If such an event of force majeure occurs, the Party rendered incapable of performing its obligations as a result of such event must communicate to the other Party:

▪	a precise description of the event in question,
▪	the anticipated duration of such event,
▪	the impact of such event on the proper pursuit of this agreement,
▪	The measures that it has taken or intends to take to remedy the situation.

For the duration of force majeure events, the effects of this agreement shall be suspended, without prejudice to the rights assumed by each of the Parties.

As soon as the inhibiting effects of the force majeure event have ceased to exist, the obligations under this agreement shall re-enter into force under the conditions stipulated.

However, the work suspension due to a force majeure event may not exceed three (3) months and, if such may be the case, upon expiration of such period, each of the Parties, after having exhausted all possibilities of finding a solution in good faith which would allow the complete restoration of the agreement, shall have the right to rescind the agreement, immediately and without indemnity, by notifying the other party thereof by certified mail with delivery confirmation.

ARTICLE 18.	STEERING COMMITTEE

18.1. In order to permanently favor dialogue and to permit each of the Parties to satisfy the obligations stipulated in the agreement, the Parties have decided that a steering committee (the “Steering Committee”) will be set up as soon as the agreement is signed, whose task it will be to:

a)	draft a quarterly report on the implementation of the agreement.
b)	amicably resolve any dispute which may arise among the Parties regarding the validity, interpretation or execution of the agreement
c)	handle in the interest of both parties the consequences of any force majeure event on the execution of the agreement
d)	propose to the Mediation Board any proposed amendment to the terms and conditions of this agreement
e)	agree upon the annual change in costs as discussed in Article 12.
f)	manage the evolution of toll prices, both for their impact on the purchase of raw materials and on the toll drying services rendered.

In this respect, the Steering Committee shall act as the first level of recourse for the resolution of problems arising from the execution of the agreement.

The Steering Committee shall be comprised of 2 members, designated by each of the Parties. Each Party may be accompanied, for consultation purposes, by associates of their choice, subject to approval by the other Party.

This Steering Committee will be obligated to meet at least once a quarter and, in any case shall meet whenever one or the other of its members considers it necessary in light of its abovementioned mission. No meeting of the Steering Committee shall be held without at least one member of the Committee representing each of the two Parties being present.

The decisions of the Steering Committee shall be made unanimously, with each Party having one vote. The decisions of the Steering Committee shall apply immediately; the Parties expressly commit to this, subject to the dispositions given below.

Failing agreement within the Steering Committee, the members of the Steering Committee, after a second meeting to consider the subject matter, shall declare the Steering Committee’s failure to fulfill its mission. The mediation procedure discussed in Article 19 below will then be invoked.

18.2. The Steering Committee may create an operational technical committee whose members it will designate, so as to handle in an operational manner any issues related to delivery schedules, quality, Contract Specifications and the treatment of Whey compliances.

18.3. Once a year, the Steering Committee shall meet with the members of the operational technical committee to draft a report on the implementation of the agreement.

ARTICLE 19.	MEDIATION

A Mediation Committee comprised of the legal representatives from Eurosérum and Synutra France has been established.

If any changes are to be made to the original composition of the Mediation Committee, the Parties shall inform one another in writing of such change and of the name of the new member of the Mediation Committee.

The Mediation Committee will act to handle in an amicable manner any disagreements which the Steering Committee has not been able to settle after the second meeting stipulated in Article 18 within the framework of the missions defined in sections a), b) and c) of this article, or to reject or endorse proposals for amendments to the Agreement approved by the Steering Committee in view of their ratification by the President of Synutra France and the President of Eurosérum.

Within 30 (thirty) days of the date on which the second meeting of the Steering Committee is held as indicated in the preceding paragraph, a memorandum summarizing the points of disagreement, accompanied, as the case may be, by any backup document, will be sent by each Party to the other Party, in the person of their representatives on the Mediation Committee.

The Mediation Committee will use its best efforts to come to a settlement in an amicable manner within 30 (thirty) days from the date of its convening. Failing agreement, the Parties may then immediately invoke the arbitration procedure as stipulated in Article 24 hereinafter.

ARTICLE 20.	CONFIDENTIALITY

The terms of this agreement and the information obtained, provided or exchanged upon execution of this agreement, are strictly confidential and must not be disclosed by the Parties or by any of their professional consultants and shall only be disclosed to their affiliates, directors, employees and external professional consultants on a strict need-to-know basis for purposes of evaluating, concluding, and implementing this Agreement; each party may, however, disclose the existence and the terms of this agreement to enforce their rights hereunder or to fulfill a legal or regulatory obligation.

This obligation will apply for the duration of this agreement and for a period of 2 years after its expiry.

ARTICLE 21.	INTUITU PERSONAE

The Parties expressly agree that this agreement is entered intuitu personae, and therefore undertake not to transfer the rights and obligations incumbent upon them in whole or in part by virtue of this agreement without prior written agreement from the other party (including by merger, division, contribution or otherwise).

The prohibition on the transfer of the rights and obligations in this agreement, as stipulated in the preceding paragraph, also applies if a third party or several third parties (as regards the current capital holders), solely or jointly, directly or indirectly, were to acquire 50% or more of the capital of Sodiaal or Eurosérum, on the one hand, or Synutra or Synutra France, on the other hand.

In case of a change of control or, more generally, in case of failure to comply with the transfer prohibition as indicated above, the other party shall have the right to request the termination of this agreement.

ARTICLE 22.	MODIFICATIONS

No modification to this agreement, nor any abandonment of its terms and conditions, shall have any force or effect unless established in writing and signed by a duly mandated officer of each of the Parties.

No modification shall be made to this agreement based on the acknowledgment or acceptance of any purchase order, delivery instruction form, or any other document containing terms and conditions that may conflict with or be added to those indicated in the agreement. Any such different or additional conditions shall thus be rejected.

ARTICLE 23.	TOLERANCE

The waiver by either of the Parties of enforcement of any of the clauses of this agreement shall not be interpreted as a waiver of the right to do so at a later time, nor considered as a modification or suppression of any of the clauses concerned.

ARTICLE 24.	APPLICABLE LAW AND ARBITRATION

This agreement is governed by French law.

All litigations, disputes or claims arising from this agreement or relating thereto, including the validity, invalidity, possible violation or termination of the agreement, shall be subject to amicable settlement according to the procedure described in Articles 18 and 19 of this agreement.

Failing an amicable agreement within the time period stipulated in Article 19, disputes shall be settled by arbitration in accordance with the rules of Swiss Chambers’ Court of Arbitration and Mediation (Aeschenvorstadt 67, CH-4010 Basel, Suisse) in effect on the date of the request for arbitration. This court will be addressed by the more diligent party in accordance with the adversarial principle, the parties being immediately informed of the measures undertaken.

The court shall be composed of three arbitrators. The place of arbitration shall be Geneva. The arbitration proceedings shall be conducted in French.

The Court shall rule pursuant to the law and its decision shall be final; the parties hereby renounce all recourse to contest such decision at appellate court. The Parties commit to full and faithful compliance with the decision made. Any Party refusing to comply shall remain burdened with all the charges and duties which would have been incurred in legal proceedings for the enforcement of such decision.

Costs and court fees, which will be combined together, shall be borne by the Parties in a proportion determined by the decision.

ARTICLE 25.	LIST OF APPENDICES

Appendix 1:	Whey Contract Specifications
Appendix 2:	Budget and Scheduling Procedure
Appendix 3:	Materials Accounting Procedure
Appendix 4:	Whey Price Calculation Procedure
Appendix 5:	Evolution of Costs and Indices

Executed in Paris in 4 originals

/s/ Yves Rambaux	/s/ Christian Mazuray
For Eurosérum SAS Yves Rambaux, President	For Synutra France International SAS Christian Mazuray, President
Date: September 17, 2012	Date: September 17, 2012

/s/ Francois Iches	/s/ Li Ke
For Sodiaal Union Francois Iches, President	For Shengyuan Nutritional Food CO., LTD Mr. Li Ke, duly authorized for this purpose
Date: September 17, 2012	Date: September 17, 2012